SUMMARY REPORT ON THE
DX POLYMETALLIC PROPERTY

LINXI COUNTY, INNER MONGOLIA
PEOPLE’S REPUBLIC OF CHINA

May 25, 2005

Prepared for

MAKAELO LIMITED
(a subsidiary of Sterling Group Ventures, Inc. ,
a Nevada company based in Vancouver, B.C.)

VANCOUVER, CANADA

By

Ruben S. Verzosa, P.Eng.
23064 – 50th Avenue
Langley, B.C. V2Z 2R7

i

ii

RECOMMENDATIONS		7
SELECTED REFERENCES		8
STATEMENT OF QUALIFICATIONS		9

LIST OF TABLES

Table 1: Concessions Comprising the DX Property		2
Table 2: Polymetallic Resource of the Dajing and Xiaochengzi Mines		6

LIST OF FIGURES
	After Page

Figure 1	Location Map	1
Figure 2	Concession Map Showing Local Access and Infrastructure	2
Figure 3	Regional Geochemical and Geophysical Anomalies	3
Figure 4 a	Gradient IP Covering Dajing Mine Area and DX Property	3
Figure 4 b	Gradient IP showing relative chargeability levels	3
Figure 5	Interpretive Cross Section showing relative IP anomalies	4
Figure 6	Distribution of stream sediment anomalies	4
Figure 7	Regional Geology	4
Figure 8	Local Geology	4

LIST OF APPENDICES

APPENDIX I	Donggou and Xiaoxigou Permit Documents

SUMMARY

The DX Poymetallic Property, comprising two Exploration Licenses is located in the Da Hinggan Mountain area of Inner Mongolia in the People’s Republic of China. Aifeng Li, a Chinese national holds the mineral rights to the licenses, which in March 2, 2005 have been optioned to Makaelo Limited. Under the option agreement, Makaelo can earn 52% interest in a Sino-Foreign Joint Venture company by expending 5.2 million Chinese Yuan in exploration. The property comprising 2 licenses, the Donggou and the Xiaoxigou covers an aggregate area of 51.61 square kilometers. Access to the property is excellent, being only 25 km north of the town of Linxi. The climate in the area and excellent access would allow for year round operations

History

The history of the property is related to the exploration of the Dajing and Xiaochengzi polymetallic mines when during the years 1957 to 1993, the Chinese government carried out a multi-staged exploration program in the vicinity of the two mines consisting initially of geological mapping at various scales and mineral prospecting. The next stage of exploration and development work during 1978 to 1993 consisted of trenching, shaft sinking and related underground operations and extensive surface diamond drilling reportedly amounting to more than 170 bore holes. It was also during this period when detailed geological, geophysical and geochemical investigations were conducted in the Dajing mine vicinity including areas now covered by the Donggou and Xiaoxigou licenses. Most of the geochemical surveys were reportedly stream sediment surveys while geophysical surveys consisted of airborne magnetic and gravity surveys as well as detailed Gradient IP surveys.

General Geology

The Dajing mine area and the DX Property lie in the southern part of the Da Hinggan Mountain area in Inner Mongolia. A northeasterly Permian basin containing a thick sedimentary succession of non-marine fine to medium sandstone, shale, slates and other meta-sediments dominates the regional geology. The basin is bounded on the southeast by Silurian gneiss and other metamorphic rocks as well as Jurassic lavas and tuffs and on the northwest by Jurassic to Upper Cretaceous acidic lavas and tuffs. Mesozoic granitic and dioritic stocks and batholiths intrude the entire region. The dominant structural trend is northeast to northwest. Locally, and in the general vicinity of the property the structural trend is northeast dominantly characterized by a synclinorium whose major axis traverses the Xiaoxigou license. Several tight folds have formed more extensively on the west flank of the synclinorium suggestive of a tectonic transport from the northwest. The Permian sedimentary units hosts the hydrothermal vein deposits in the Dajing and Xiachengzi mines. The veins carry complex ores mainly of chalcopyrite, iron-rich spahalerite, galena, pyrite, arsenopyrite, cassiterite and macasite with minor tetrahedrite and boulangerite. Gangue minerals are quartz, chlorite, sericite, dolomite and calcite with minor toumaline and fluorite. Wall rock alteration consisting of chloritization, silicification, sericitification and calcification is usually limited to less than 2m into the host rock There are 130 discrete vein deposits at the Dajing mine ranging in strike length between 100 to 1200m, down dip extension of 200 to 700m and true widths from 0.12 m to greater than 15 m. Most veins are between 0.50 to 1.50 m wide. The veins are sub-parallel and close together with dips from 45° to 65° northwest and strikes from 290° to 325°.

Conclusions and Recommendations

1.
The Gradient IP survey conducted over the DX Property suggest the potential of more extensive and larger polymetallic mineralisation than those existing at Dajing and Xiaochengzi mine areas. Furthermore, independent mining operations on the intervening ground between the Dajing and Xiaochengzi mines and the DX

Property appear to demonstrate geological extensions of mineralisation towards the DX Property.

2.	The DX Property is a property of merit. It possess a high exploration potential and therefore warrants further work.

3.	Based on the results of the IP Survey on the DX Property, an initial drilling program of 2500 meters spaced at 500 m is recommended as the next stage of exploration.

INTRODUCTION AND TERMS OF REFERENCE

On April 19, 2005, the author in the company of Dr. Liu Hongtao of the Beijing Institute of Geology and Geophysics and Richard Shao and Raoul Tsakok, both of Sterling Group Ventures, Inc. of Nevada, USA, visited the DX Property in Inner Mongolia. The property comprising a total of 51.61 km2 in two adjacent exploration licenses is owned by Aifeng Li, a Chinese national. In March 2, 2005, Makaelo Limited, a BVI Company and a subsidiary of Sterling Group entered a Joint Venture Agreement with Aifeng Li to develop the DX Property. The property is within 2 km of two operating mines, the Daijing and the Xiaochengzi both producing copper, lead and zinc concentrates. In open lands between the DX Property and the operating mines are located several independent small shafts used to extract copper, lead and zinc ores for custom milling at the Daijing concentrator.

The purpose of the author’s visit to the DX Property was to evaluate the surrounding geology and the infrastructure in preparation for an independent technical report that would, if warranted include recommendations for an exploration program.

Sources of Information

This summary report is largely based on Chinese government geological and geophysical exploration data acquired through the assistance of Dr. Liu Hongtao of the Institute of Geology and Geophysics of the Chinese Academy of Science in Beijing. Other sources of information are published information in the public domain particularly in reference to the geology of northern China. The author spent one day on the DX Property and immediate vicinity studying the geology of the area and its relevant infrastructure with the help of Dr. Liu Hongtao.

Disclaimer

The author made extensive use of written and verbal technical information provided by Dr. Liu Hongtao in the preparation of this report all of which he considers reliable. While some of the maps showed great detail only a few modifications were made mainly due to time constraints. Further more, he takes the English translation of the JV agreement between Makaelo Limited and Aifeng Li on a ‘per se’ basis.

PROPERTY DESCRIPTION AND LOCATION

Property Location

The DX Property is located near the central part of Inner Mongolia, PRC. It is within Linxi County and some 25 km north-northeast of the town of Linxi, which is about 375air kilometres north-northeast of Beijing. The property is approximately centered at North Latitude 43° 47’ and East Longitude 118° 12’, (see Figure 1).

Figure 1. Location Map

Property Description

The DX Property consists of two contiguous Exploration Licenses, the Donggou covering 29.52 km2 and the Xiaoxigou covering 22.09 km2. The configuration of the property is shown in Figure 2 and the licenses are listed in Table 1.

Table 1: Exploration Licenses Comprising the DX Property

License No.	Name of License	Licensee	Expiry Date	Area

1500000411738	Donggou	Aifeng Li	November 19, 2005	29.52 km2
1500000411739	Xiaoxigou	Aifeng Li	November 19, 2005	22.09 km2

	Total			51.61 km2

Certificates of government approval on the two licenses are appended with this report.

Joint Venture Agreement

On March 2, 2005, Makaelo Limited and Aifeng Li entered a Joint Venture agreement for the formation of a Sino-foreign Cooperative Company. In the agreement, Aifeng Li contributes the Donggou and Xiaoxigou licenses and all technical data with a deemed value of 4.8 million Chinese Yuan to earn a 48% interest in the Cooperative Company and Makaelo Limited contributes 5.2 million Chinese Yuan in exploration expenditures to earn a 52% interest in the Cooperative Company. Makaelo’s contribution shall be in instalments over three years with a minimum instalment of 2 million Chinese Yuan within the first year. Aifeng Li’s interest in the Cooperative Company can be diluted to 10% for failure to contribute his share of additional funds for succeeding work programs.

Royalties and Liabilities

There are no known royalties or environmental liabilities at this time.

ACCESSIBILITY, CLIMATE AND PHYSIOGRAPHY, LOCAL RESOURCES AND INFRASTRUCTURE

Access

The DX Property is accessible from the nearby Dajing mine through a network of all-weather gravel roads and trails. The Dajing copper mine is 25 km by paved road from the town of Linxi, which in turn is accessible by 227 km of paved road from Chifeng City. Chifeng with a population of 254,000 is the largest city in eastern Inner Mongloia. It can be reached from Beijing in four hours driving over 337 km of paved road. The city is also served by turboprop air service from Beijing and other major destinations in China.

Figure 2. Concession Map Showing Local Access and Infrastructure

Local Resources and Infrastructure

Linxi County is generally supported by an agricultural economy with the Dajing and Xiaochengzi mines as the only mining industry in the immediate vicinity. The town of Linxi with a population of 101,000 can supply basic goods and services for an exploration program although major supplies would have to be sourced from Chifeng City, the nearest commercial centre. The nearest and most important infrastructure to the DX Property is the present facilities used by the nearby Dajing Mine. These include electrical power source of 50kva, apartments and houses and a hotel that serves mine employees and transients. A railway runs westward just south of the town of Linxi.

Climate and Physiography

The climate in the DX Property is semi-arid and temperate with temperatures during typical months ranging from –30° to –10° Celsius in January and 16° to 27° Celsius in July. The year round average is 10° to 16° Celsius. Light snow and strong winds may occur from November to March but essentially, exploration work can be carried out year round. The topography is generally of the rolling type with a few deep ravines. Elevations range up to 1000 metres with relative elevations from 20 to 80 metres. The soil cover on the property partly consists of eolian deposits, which explains the general scarcity of vegetation being limited to thin grass and sparse scrub. Water is limited to deep wells and irrigation pumps.

HISTORY

The DX Property is very sparse of rock exposures. Consequently, only geophysical and limited geochemical surveys were initially carried out on the property. Exploration work in the general area is related to the early exploration and development of the nearby Dajing and Xiaochengzi mine. During intermittent periods from 1957 to 1993, the Chinese government carried out a multi-staged exploration program in the vicinity of the two mines consisting initially of geological mapping at various scales and mineral prospecting. The next stage of exploration and development work during 1978 to 1993 consisted of trenching, shaft sinking and related underground operations and extensive surface diamond drilling reportedly amounting to more than 170 bore holes. It was also during this period when detailed geological, geophysical and geochemical investigations were conducted in the Dajing mine vicinity including areas now covered by the Donggou and Xiaoxigou licenses. Most of the geochemical surveys were reportedly stream sediment surveys while geophysical surveys consisted of airborne magnetic and gravity surveys as well as detailed Gradient IP surveys. A compilation map of the geochemical and geophysical surveys provided by the Chinese is shown in Figure 3.

Gradient IP Survey

Extensive Gradient IP surveys were conducted in the vicinity of the Dajing Mine and west of the mine area, which include ground now covered by the Xiaoxigou and Donggou licenses (See Figure 4a and 4b). No details of the IP surveys regarding space intervals and configurations are available. However, the maps demonstrate that Gradient IP responses are relatively far more intense in the Xiaoxigou license than those obtained in the Dajing Mine where large tonnages of polymetallic ores have been reported. An interpretive cross section relating the IP anomaly at the Donggou and Xiaoxigou licenses with the Xiaochengzi and Dajing mine areas is shown in Figure 5.

Figure 3. Regional Geochemical and Geophysical Anomalies

Figure 4a. Gradient IP Covering Dajing Mine Area and DX Property

Figure 4b Gradient IP showing relative chargeability levels

Geochemistry

Geochemical surveys were limited to stream sediment sampling the results of which are shown in Figure 6. The elements analyzed in the survey were for Zinc, Arsenic, Manganese, Lead and Tin. The methodologies of sample analysis and the determination of anomalous values were not made available. From the map, it may appear that anomalous areas enclosed by manganese, arsenic and to a lesser degree zinc may be common to both the Dajing mine and the DX Property. This observation should consider the fact that the Dajing mine area has far more rock exposures and surface mineral occurrences that would be a primary factor in the dispersal of trace elements in the area.

GEOLOGICAL SETTING

Regional Geology

The Dajing mine area and the DX Property lie in the southern part of the Da Hinggan Mountain area in Inner Mongolia. The Tin polymetallic character of Dajing is unique in northern China and has attracted the interest of Chinese and foreign academe. Latest studies on Dajing has concluded that the tin and copper-bearing vein systems resulted from pulses of hydrothermal activity related to Mesozoic intrusives as opposed to syngenetic mineralisation within the Permian sedimentary succession. The regional geology is presented in Figure 7. The Permian succession forms a northeasterly basin bounded on the southeast by Silurian gneiss and other metamorphic rocks as well as Jurassic lavas and tuffs and on the northwest by Jurassic to Upper Cretaceous acidic lavas and tuffs. Mesozoic granitic and dioritic stocks and batholiths intrude the entire region. The dominant structural trend is northeast to northwest. Regional faults trend northeast to east.

Local Geology

The Dajing and DX Property is underlain by a thick sedimentary succession of non-marine fine to medium sandstone, siltstone, carbonaceous shales and some metamorphosed sedimentary units all of which comprise the Permian Linxi Formation (see Figure 8). Northeast and northwest trending dykes abound in the area. To the north and northwest of the property are two intrusive bodies of granite porphyry and a Jurassic diorite stock. The local structural trend is northeast dominantly characterized by a synclinorium whose major axis traverses the Xiaoxigou license. Several tight folds have formed more extensively on the west flank of the synclinorium suggestive of a tectonic transport from the northwest.

Figure 5. Interpretive Cross Section showing relative IP anomalies

1 Km
As
Sn
Zn
Mn
Pb
700
88
90
92
94
96
98
00
04

Figure 6. Distribution of stream sediment geochemical anomalies

$P_3l^1 - P_3l^6$
Permian Linxi Formation Undifferentiated
Jurassic Granite Porphyry
Jurassic Diorite
Syncline
Anticline
1 Km
700
600
88
90
92
94
96
98
00
04
06

Figure 8. Local Geology

DEPOSIT TYPES AND MINERALISATION

The only works carried out on the DX Property were stream sediment sampling and Geophysics as outlined above. The only outcrop observed by the author was a small patch (4m x10m) of silicified and gossanous sediments with no visible sulphide. As previously mentioned, there are at least ten independent miners extracting complex ore on open ground between the Dajing mine and the DX licenses demonstrating geological extensions of Dajing mineralisation towards the DX Property. Based on this premise and on the results of Gradient IP surveys on the DX Property, it is reasonable to expect hydrothermal vein type deposits containing complex ores similar to those of Dajing mainly of chalcopyrite, iron-rich spahalerite, galena, pyrite, arsenopyrite, cassiterite and macasite with minor tetrahedrite and boulangerite. Gangue minerals are quartz, chlorite, sericite, dolomite and calcite with minor toumaline and fluorite. Wall rock alteration consisting of chloritization, silicification, sericitification and calcification is usually limited to less than 2m into the host rock There are 130 discrete vein deposits at the Dajing mine ranging in strike length between 100 to 1200m, down dip extension of 200 to 700m and true widths from 0.12 m to greater than 15 m. Most veins are between 0.50 to 1.50 m wide. The veins are sub-parallel and close together with dips from 45° to 65° northwest and strikes from 290° to 325°.

EXPLORATION

No drilling has been done on the DX Property although according to Dr. Liu Hongtao (verbal communication), 22 drill holes were completed in the area between the Dajing mine and the DX Property by independent local workers within the last three years. The results of the drilling were not made available.

SAMPLING METHOD AND APPROACH

This item is not applicable to the current stage of work on the DX Property.

SAMPLE PREPARATION, ANALYSIS AND SECURITY

This item is not applicable to the current stage of work on the DX Property.

DATA VERIFICATION

The author visited the DX Property on April 19, 2005 with the purpose of acquiring geological information aspects relating to infrastructure. Technical data including geological, geophysical and geochemical surveys were examined and discussed with Dr. Liu Hongtao in Beijing.

ADJACENT PROPERTIES

The Dajing and Xiaochenzi mines have been conducting underground mining since 1986. Technical data on mining and ore processing are not available. However, the current resource of both mines gathered from China Geological Report is shown in Table 2. The methodologies used in the resource estimate were not made available.

Table 2: Polymetallic Resource of the Dajing and Xiaochengzi Mines

		Dajing	Xiaochengzi	Price, US$/lb	US $	% of value
	Grade	lbs	Lbs
Copper	2%	440,000,000	57,200,000	1.46	725,912,000	27.94
Silver	150 g/t	90,032,154	10,610,932	6.70	674,308,682	25.96
Tin	0.70%	132,000,000	5,000,002	3.65	500,050,008	19.25
Zinc	> 2.5%	792,000,000	39,820,000	0.59	490,773,800	18.89
Lead	> 2.5%	440,000,000	19,800,000	0.45	206,910,000	7.96
					2,597,954,490
Source: China Geological Report

MINERAL PROCESSING AND METALLURGICAL TESTING

This item is not relevant to the present stage of work on the DX Property. However, future studies on this subject will take into account the current mineral processing methods at the nearby Dajing Mine.

MINERAL RESOURCE AND MINERAL RESERVE ESTIMATE

This item is not applicable to the current stage of work on the DX Property. However, Table 2 above presents a relative order of magnitude of the potential resource of the DX Property.

INTERPRETATION AND CONCLUSIONS

1.	The Gradient IP survey conducted over the Dajing and Xiaochengzi mine areas show first and second order responses from documented large polymetallic deposits underneath. By comparison, the much larger IP responses on the DX

Property suggest the potential of more extensive and larger polymetallic mineralisation than those existing at Dajing and Xiaochengzi.

2.	The geological extension of the polymetallic mineralisation towards the DX Property is evidenced by independent mining operations on the intervening ground between the Dajing and Xiaochengzi mines and the DX Property.

3.	The DX Property is a property of merit that possesses a high exploration potential.

RECOMMENDATIONS

1.	Based on the results of the IP Survey on the DX Property, an initial drilling program of 2500 metres spaced at 500 m is recommended as the next stage of exploration.

2.	Notwithstanding the reportedly thick eolian deposit on the property, a soil orientation survey using a soil auger is highly recommended.

SELECTED REFERENCES

Bureau of Geology and Mineral Resources of Yunan Province, 1990, Regional Geology of Yunnan Province, Geological Publishing House – Beijing, English summary, pp658-727.

Cunningham, Charles G. et al, Newly Discovered Sedimentary Rock-Hosted Disseminated Gold Deposits in the People’s Republic of China, Economic Geology, vol. 83, 1988, pp 1462-1467.

Fan, Pow-Foon, Geologic Setting of Selected Copper Deposits of China, Economic Geology, Vol. 79, 1984, pp.1785-1795.

Selected Abstracts on the Tin Polymetallic mineralisation zone in the southern Da Hinggan Mountains area in Inner Mongolia.

Internet – Market Profile and infrastructures of Inner Mongolia Autonomous Region.

STATEMENT OF QUALIFICATIONS

I, Ruben S. Verzosa, hereby state that:

  I am an independent Consulting Geologist with office and residence at 23064 – 50th Avenue, Langley, BC V2Z 2R7.
  I graduated with a Bachelor of Science degree in Geology from the University of the Philippines and I have more than 35 years experience in the mineral exploration and mining industry.
  I have been a member in good standing of the Association of Professional Engineers of British Columbia since 1970.
  I am the author of the report “Summary Report on the DX Polymetallic Property”
  I spent one day on April 19, 2005 on the property.
  I have no interest, direct or indirect in the DX Property and neither do I have any affiliation whatsoever under any form or arrangement with Makaelo Limited and neither do I expect to have any future affiliation whatsoever under any form or arrangement with the company.
  I am not aware of any material fact or material change that is not reflected in the report, the omission of which would make the report misleading.
  I consent to the report being used by Makaelo Limited for disclosure purposes.

Dated in Vancouver, British Columbia on this day May 25, 2005.

APPENDIX I